EXHIBIT 99.1

Luvu Brands Announces Third Quarter 2024 Financial Results

Reports Third Quarter Net Sales of $5.9 million, Net Loss of $94,000 and Adjusted EBITDA of $150,000

Atlanta, Georgia, May 15, 2024 – Luvu Brands, Inc., (OTCQB: LUVU), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands, announced today its financial and operational results for the third quarter ended March 31, 2024.

For the three months ended March 31, 2024, compared to the three months ended March 31, 2023:

•	Net sales of $5.9 million, down 14% from the prior year. The decline was led by weaker sales from our Liberator brand products, however, that was somewhat offset by 16% growth in our Jaxx brand and 5% growth in our Avana brand products.
•	Total gross profit of $1.6 million, which is down 7% compared to the same period prior year.
•	Gross margin increased to 28% from 26% in the same period prior year. Gross profit as a percentage of sales increased due to lower labor and raw material costs.
•	Operating expenses were $1,600,000 during the three months ended March 31, 2024 and increased 13%, or $214,000, from the prior year third quarter. Increase was driven by additional sales and marketing costs.
•	Net loss of $94,000 during the current year third quarter compared to net income of $293,000 in the prior year third quarter.
•	Adjusted EBITDA* for the current year third quarter was income of $150,000 compared to income of $506,000 in the prior year.

For the nine months ended March 31, 2024, compared to the nine months ended March 31, 2023:

•	Net Sales of $18.8 million, down 18% from the prior year. The decline in revenue is centered around the Liberator sales and resale products in the adult category. Sales for Jaxx only declined 1% and Avana products were up 9% compared to the prior year nine-month sales.
•	Total gross profit of $5.0 million, which is down 16% from the same period in the prior year.
•	Gross margin increased to 27% from 26% in the same period prior year. Gross profit improved as a percentage of sales related to improvements in labor and raw material costs.
•	Operating expenses were $4,878,000 for the nine months ended March 31, 2024 which is an increase of 14% from the prior year. Increase was due to increased marketing costs.
•	Net loss of $191,000 during the nine months compared to a net income of $1,480,000 from the prior year.
•	Adjusted EBITDA* for the current year nine months was $448,000 compared to $2,040,000 in the prior year.

Louis Friedman, Chairman and Chief Executive Officer, commented, “During the third quarter, we achieved higher sales across two of our consumer brands; Jaxx sales were up 16% to $1.4 million and Avana sales were up 5% to $681,000. Liberator sales were down 23% during the quarter to $3.4 million compared to the previous year quarter due to China imports and macroeconomic factors. We expect to see Liberator sales increase as the consumer lifestyle brand market recovers and our focus on growing the erotic home category.”

Mr. Friedman added, “Despite the decrease in sales during the third quarter, the gross margin slightly improved due to lower labor and raw materials costs. We’re continuing to improve our manufacturing processes to be more efficient. I expect these actions to result in year-over-year margin improvements during the coming months.”

Conference call

The company will host a conference call to 11:00 am EST (10:00 am CST, 8:00amd PST) on Tuesday May 21, 2024. A Q&A session will take place after the formal presentation, in which shareholders and other interested parties can participate. To listen and participate in the call, please register on this weblink: https://www.webcaster4.com/Webcast/Page/2527/50646. For dial in domestic participants: 888-506-0062 Access Code: 491181. For international participants: 973-528-0011, Access Code: 491181

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release include statements related to new products, anticipated revenue and profitability. The Company assumes no obligation to update the cautionary information in this release.

*Use of Non-GAAP Measure – Adjusted EBITDA

Luvu Brands management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. While Adjusted EBITDA is not a measure of performance in accordance with GAAP, management believes that this non-GAAP measure provides useful information about the Company's operating results. The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

As used herein, Adjusted EBITDA income represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and stock-based compensation expense.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of consumer lifestyle brands through the Company’s websites, online mass / drug merchants and specialty retail stores worldwide. Brands include: Liberator®, a brand category of iconic products for enhancing sensuality and intimacy; Avana®, yoga, inclined sleep therapy, and orthopedic pillow products; and Jaxx®, a diverse range of casual fashion daybeds, sofas and beanbags made from virgin and re-purposed polyurethane foam. Many of our products are offered flat-packed and vacuum compressed to save on shipping and reduce our carbon footprint. The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 190 people. Bringing sewn products manufacturing back to the USA and creating innovative consumer brands are core to the Company's operating principles. The Company's brand sites include: www.liberator.com, www.jaxxbeanbags.com, www.avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Chris Knauf

Chief Financial Officer

770-246-6426

Chris.knauf@LuvuBrands.com

Third Quarter 2024 Results

Consolidated Statements of Operations

Consolidated Balance Sheets

Consolidated Statement of Cash Flow

SUPPLEMENTAL FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of net income (loss) to Adjusted EBITDA income for the three and nine months ended March 31, 2024 and 2023: